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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    ---------

                                   FORM 8-A/A

                                 AMENDMENT NO. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                    ---------

                            DOLLAR TREE STORES, INC.
             (Exact name of registrant as specified in its charter)

                 VIRGINIA                                54-1387365
 (State of Incorporation or Organization)   (I.R.S. Employer Identification No.)


             500 VOLVO PARKWAY,                             23320
            CHESAPEAKE, VIRGINIA
  (Address of Principal Executive Offices)               (ZIP Code)


                            ------------------------
Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                    Name of each exchange on which
      to be registered                      each class is to be registered

            NONE                                         NONE

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: [x]

         Securities Act registration statement file number to which this form relates: _____ (if applicable)

         Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, $.01 par value per share
                                (Title of class)
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


Item 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

                            DESCRIPTION OF OUR STOCK

         Our authorized capital stock consists of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of August 6, 1999, there were 61,940,070 shares of our common stock outstanding, held of record by 437 shareholders.

Common Stock

         Dividends. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available for dividends, subject to any preferential dividend rights of outstanding preferred stock.

         Liquidation. Upon the liquidation, dissolution or winding up of Dollar Tree, the holders of common stock are entitled to receive ratably the net assets of Dollar Tree available after the payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable.

         Voting. The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights.

         The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

         Our Board of Directors has the authority, without further action of the shareholders, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The Board may fix or determine the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series of preferred stock, including:

          o    the dividend rights and rates,
          o    conversion rights,
          o    voting rights,
          o    terms  of  redemption   (including   sinking  fund   provisions),
               redemption price or prices,
          o    liquidation preferences and
          o the number of shares constituting any series or the designation of the series of preferred stock (up to the maximum of 10,000,000 shares in the aggregate).

         Our Board of Directors, without shareholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of common stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of discouraging, delaying, or preventing a change in control of Dollar Tree.

         There are currently no issued or outstanding shares of preferred stock and we have no present plans to issue any shares of preferred stock.

Our articles of incorporation and bylaws and Virginia law may have anti-takeover effects

         Provisions in our articles of incorporation and in our bylaws, as well as Virginia law, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Dollar Tree. For example, the following provisions may make it difficult to quickly replace the current Board of Directors:

          o The articles of incorporation classify the directors of Dollar Tree into three classes as nearly equal in size as possible, with staggered three-year terms.

          o Our bylaws provide that shareholder nominations of persons for elections to the Board of Directors may be made only upon advance written notice to the Board of Directors in accordance with certain procedural requirements.

          o Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in the election at a meeting in which a quorum is present and cumulative voting is not permitted. A quorum consists of a majority of the shares entitled to vote, represented in person or by proxy.

          o The articles of incorporation provide that a director may be removed only by a vote of the holders of more than two-thirds of the shares entitled to vote.

In addition, there are provisions which may make it difficult to call special meetings of the shareholders or to take other shareholder action:

          o Our bylaws provide that special meetings of shareholders may be called only by the chairman of the Board of Directors, the president, or the Board of Directors of Dollar Tree and that no business shall be transacted and no corporate action may be taken at a special meeting of shareholders other than that stated in the notice of the meeting.

          o The bylaws also provide that the only business that may be brought before an annual meeting of shareholders is limited to matters (i) brought before the meeting at the direction of the Board of Directors or (ii) specified in a written notice given by or on behalf of a shareholder of Dollar Tree in accordance with certain procedural requirements specified in the bylaws.

These provisions could have the effect of delaying shareholder actions which are favored by the holders of a majority of the outstanding voting securities of Dollar Tree. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of Dollar Tree, would be unable to call a special meeting of shareholders to take action as a shareholder (such as electing new directors or approving a merger).

         Finally, the articles of incorporation require the affirmative vote of the holders of more than two-thirds of each voting group entitled to vote thereon to amend or repeal certain provisions of the articles of incorporation and bylaws, primarily the above mentioned anti-takeover provisions. This super-majority requirement for amendments has the effect of making it more difficult for a third party attempting to gain control of Dollar Tree to remove the anti-takeover provisions discussed above.

Our articles and bylaws eliminate liability for officers and directors and require us to indemnify them in certain cases

         The articles of incorporation eliminate the liability of a director or officer of Dollar Tree to the company or its shareholders for monetary damages. The only exception to this provision is in the event the director or officer has committed willful misconduct or a knowing violation of the criminal law or of any Federal or state securities law.

         The articles of incorporation also require Dollar Tree to indemnify its directors and officers, and they permit Dollar Tree to indemnify its other agents and employees. Such indemnification does not apply in the event of willful misconduct or a knowing violation of the criminal law.

         We believe that these provisions assist us in attracting and retaining qualified individuals to serve as directors and officers.

Our Registrar and Transfer Agent

         The registrar and transfer agent for Dollar Tree common stock is Boston EquiServe Limited Partnership, an affiliate of BankBoston, N.A.

Item 2.  EXHIBITS.


                             Exhibits                Incorporated by   Exhibit Number
                                                       Reference to
1.   Form of Specimen Certificate representing the         **                4.5
     Company's Common Stock, $.01 par value per
     share
2.1  Third Restated Articles of Incorporation of the       ***               3.1
     Company, as amended
2.2  Second Restated By-laws of the Company                 *                3.2
3.   Amended and Restated Stockholders Agreement            *                2.2
     effective March 6, 1995 among the Company,
     John F. Megrue, Thomas A. Saunders, III and
     certain Company's stockholders
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
* Registrant's Amendment No. 1 to Registration Statement on Form S-1 (Reg. No. 33-88502) filed by the Registrant with the Securities and Exchange Commission on February 6, 1995.

** Registrant's Amendment No. 2 to Registration Statement on Form S-1 (Reg. No. 33-88502) filed by the Registrant with the Securities and Exchange Commission on February 17, 1995.

*** Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized,

August 18, 1999

                                     DOLLAR TREE STORES, INC.


                                     By /s/ Macon F. Brock, Jr.
                                       ------------------------
                                         Macon F. Brock, Jr.
                                      President and Chief Executive Officer